                                                                      Exhibit 13


                  PERFORMANCE ADVERTISING CALCULATION SCHEDULE

The Variable Account may from time to time quote historical performance in advertisements. A yield and effective yield may be advertised for money market sub-accounts, computed according to the following formulas:


                  YIELD = [BPR x (365/7) - 1]

                  EFFECTIVE YIELD = [BPR to the 365/7th power - 1] x 100

Where:

                  BPR = Base Period Return = UVend/Uvbeg

UVbeg = Unit Value at beginning of period
UVend = Unit Value at end of period


Standardized average annual total return may be advertised for non-money market funds, computed according to the following general formula:

   T = [(ERV/P) to the 1/nth power - 1] x 100; if n greater than or equal to 1

                    T = [(ERV/P) - 1] x 100; if n less than 1

                                 ERV - AV - CDSC

          AVn less than 1 = P(1/UVbeg x UVend) to the 1/nth power - AC

     AVn greater than or equal to 1 = [P/UVbeg - (SIGMA) (AC/UVann)] x UVend

Where:
T = average annual total return
P = a hypothetical initial payment of $1,000 n = number of years
ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of the quoted periods at the end of the quoted periods (or fractional portion thereof)
AV = accrued value
AC - administrative charge, equal to $30 per year
CDSC  = contingent deferred sales charge, equal to (7-n)% of the lesser of
        $1,000 or AV (CDSC expires after 7 completed contract years)
UVbeg = Unit Value at beginning of period UVend = Unit Value at end of period UVann = Unit Value at contract anniversary

Nonstandardized total return is calculated similarly to the above, except that CDSC will be equal to $0 and P will be $10,000.